Exhibit 21.1

SUBSIDIARIES

1.	Bank of the Commonwealth, a Virginia Corporation, is a wholly owned subsidiary of Commonwealth Bankshares, Inc.

2.	Commonwealth Bankshares Capital Trust II, a Delaware Corporation, is a wholly owned subsidiary of Commonwealth Bankshares, Inc.

3.	BOC Title of Hampton Roads, Inc., T/A Executive Title Center, a Virginia Corporation, is a 91% owned subsidiary of Bank of the Commonwealth.

4.	BOC Insurance Agencies of Hampton Roads, Inc., a Virginia Corporation, is a wholly owned subsidiary of Bank of the Commonwealth.

5.	Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage, a Virginia Corporation, is a wholly owned subsidiary of Bank of the Commonwealth.

6.	Commonwealth Financial Advisors, L.L.C., a Virginia Limited Liability Company, is a wholly owned subsidiary of Bank of the Commonwealth.

7.	Commonwealth Property Associates, L.L.C., a Virginia Limited Liability Company, is an 81% owned subsidiary of Bank of the Commonwealth.

8.	WOV Properties, L.L.C., a Virginia Limited Liability Company, is a wholly owned subsidiary of Bank of the Commonwealth.

9.	Moyock One, L.L.C., a Virginia Limited Liability Company, is a 50% owned subsidiary of Bank of the Commonwealth.

10.	Ten River Lots, L.L.C., a Virginia Limited Liability Company, is a wholly owned subsidiary of Bank of the Commonwealth.

11.	Tivest Community Development Corp., a Virginia Corporation, is a 50% owned subsidiary of Bank of the Commonwealth.

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